UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 30, 2013

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2013, Comstock Holding Companies, Inc. (the “Company”), through its subsidiary Comstock Maxwell Square, L.C. (the “Borrower”), closed on its forty-five unit townhome condominium project located in downtown Frederick, Maryland (the “Project”). In connection with the closing of the Project, the Borrower entered into a loan agreement (the “Loan Agreement”) and related documents with EagleBank pursuant to which the Borrower secured (i) a Two Million One Hundred Forty Thousand Dollar ($2,140,000) acquisition and development loan, (ii) a Three Million Three Hundred Ninety Thousand Dollar ($3,390,000) revolving construction loan and (iii) a Fifty-one Thousand Dollar ($51,000) letter of credit facility (collectively, the “Loan”) to finance the Company’s development of the Project. Under the terms of the Loan Agreement, the Loan provides for a variable interest rate of LIBOR plus three percent (3%) with a minimum floor of four and three-quarters percent (4.75%). The Loan has a maturity date of twenty-four (24) months, subject to the Borrower meeting a minimum sales and settlement schedule on a quarterly basis. There is no prepayment penalty associated with the Loan, which is secured by a first deed of trust on the Project and fully guaranteed by the Company.

On October 2, 2013, the Company issued a press release announcing the closing of the Project and the opening of the sales center. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release by Comstock Holding Companies, Inc., dated October 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2013

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente,
Chief Executive Officer

Exhibit Index

99.1	Press Release by Comstock Holding Companies, Inc., dated October 2, 2013